Exhibit 4.34

English Translation

SUPPLEMENTAL AGREEMENT (I)

TO

INVESTMENT AGREEMENT

May 18, 2011

This Supplemental Agreement (I) to the Investment Agreement (“This Supplemental Agreement (I)”) is made on May 18, 2011:

BY and AMONG:

Noah Educational Technology (Shenzhen) Co., Ltd. (“Noah”)

Registered Address: B1002, Tian’an Cyber Park Building, Chegong Temple, Futian District, Shenzhen

Legal Representative: Benguo Tang

Li Cao with ID card number: 33010619701120006X

Residence: Room 502, Block 6, Green Town, Jiaxing City

Zhengan Chen with ID card number: 330425194511120025

Residence: Room 102, Block 23, Qingfeng Zone, Wutong Street, Tongxiang City, Zhejiang Province

Rongda Liu with the number of Mainland Travel Permit for Taiwan Residents/ Passport: 02508398

Residence: 3/F, No. 5, Alley 6, Lane 329, Section 1, Dunhua South Road, Taipei City, Taiwan Provice

Shanghai Yuanbo Education Information and Consulting Corporation Ltd. (“Yuanbo Education”)

Residence: Room 2034, Block 1, Meiyu Road, Nanxiang Town, Jiading District, Shanghai City

Legal Representative: Li Cao

Noah, Li Cao, Zhengan Chen, Rongda Liu, and Yuanbo Education are collectively referred to as the “Parties”.

Unless otherwise stated herein, the terms and abbreviations used in this Supplemental Agreement shall have the same meaning as those defined in the Investment Agreement dated April 13, 2011 between Noah, Li Cao, Rongda Liu, and Yuanbo Education.

WHEREAS:

1.	Noah, Li Cao, Zhengan Chen, Rongda Liu, and Yuanbo Education signed the Investment Agreement (the “Investment Agreement”) on April 13, 2011, which specifies that Noah will cooperate with the Original Shareholders, and it will accept the transfer of certain equity interest of Yuanbo Education from the Original Shareholders and increase the capital of Yuanbo Education pursuant to the terms and conditions of the Investment Agreement and all exhibits thereto.

2.	The registered capital of Yuanbo Education has been changed from RMB4 million to RMB14 million.

3.	Rongda Liu would like to hold his equity interest in Yuanbo Education and to implement or perform some of his obligations under the Investment Agreement through his representative for holding equity interest, Zhengan Chen.

NOW, THEREFORE, the parties hereto have, after friendly consultation, reached the following supplemental agreement in respect of the Investment Agreement based on the principles of equality and mutual benefits, and in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 1	Rongda Liu designates his representative for holding equity interest

Rongda Liu shall designate Zhengan Chen as his representative for holding equity interest, who will then hold Yuanbo Education’s equity interest, transfer such equity interest to Noah and perform any other obligations that shall be performed by or any other tasks that shall be procured to be completed by Rongda Liu as Yuanbo Education’s shareholder under the Investment Agreement and this Supplemental Agreement in his name on behalf of Rongda Liu pursuant to the Investment Agreement and this Supplemental Agreement; Zhengan Chen agrees to accept the designation and entrustment by Rongda Liu as aforesaid, and undertakes to perform the relevant obligations pursuant to the Investment Agreement and this Supplemental Agreement, and he shall not refuse, delay or partially perform such obligations because of his conflicts or disputes with Rongda Liu over the above designation and entrustment; Rongda Liu and Zhengan Chen undertake that they will jointly and severally be liable for the implementation and performance by Zhengan Chen of such obligations

Article 2

Article 1.1 of the Investment Agreement shall be revised as follow:

For the purpose of this Agreement, the Original Shareholders intend to transfer their 67.2% equity interest in Yuanbo Education to Noah at a price not less than the original cost of their capital contributions after the execution of this Agreement.

Noah agrees to accept the transfer of 67.2% equity interest of Yuanbo Education from the Original Shareholders at a price of 52.4 million (the “Equity Transfer Price”) pursuant to the requirements of this Agreement and the related exhibits hereto.

Simultaneously with the acceptance by Noah of the transfer of 67.2% equity interest of Yuanbo Education from the Original Shareholders as mentioned above, Noah agrees to subscribe the increased portion of equity interest of Yuanbo Education at a price of RMB50 million (the “Capital Increase Amount”) pursuant to the requirements of this Agreement and the related exhibits hereto. Of the Capital Increase Amount, RMB8.96 million will be used as the increased registered capital of Yuanbo Education and RMB41.04 million will be used as its increased capital reserve.

Following the completion of equity transfer and capital increase (the “Equity Transfer and Capital Increase”) as described in this Article 1.1, Yuanbo Education will have a registered capital of RMB22.96 million, and the capital contributions made by all shareholders towards the registered capital of Yuanbo Education and their respective equity ratios are changed as follows:

Shareholder	Current Equity Ratio	Equity Ratio Prior to the Equity Transfer and Capital Increase	Equity Ratio After the Completion of Change of Registration in Respect of the Equity Transfer and Capital Increase with the Administration for Industry and Commerce	Capital Contributions Ultimately Subscribed by the Parties towards the Registered Capital (RMB/Ten Thousand)
Noah	0%	0%	80%	1,836.8
Li Cao	90%	45%	10%	229.6
Zhengan Chen	10%	0%	0%	0
Rongda Liu (through Zhengan Chen, his representative for holding equity interest)	0%	55%	10%	229.6
Total	100%	100%	100%	2,296

If the Equity Transfer and Capital Increase is required by the department in charge of industrial and commercial administration to be dealt with separately, then the Equity Transfer shall be proceeded first with the Capital Increase to follow, and the capital contributions made by all shareholders towards the registered capital of Yuanbo Education and their respective equity ratios are changed as follows:

Shareholder	Current Equity Ratio	Equity Ratio Prior to the Equity Transfer and Capital Increase	Equity Ratio After the Completion of Change of Registration in Respect of the Equity Transfer and Capital Increase with the Administration for Industry and Commerce	Capital Contributions Ultimately Subscribed by the Parties towards the Registered Capital (RMB/Ten Thousand)
Noah	0%	67.2%	80%	1,836.8
Li Cao	90%	16.4%	10%	229.6
Zhengan Chen	10%	0%	0%	0
Rongda Liu (through Zhengan Chen, his representative for holding equity interest)	0%	16.4%	10%	229.6
Total	100%	100%	100%	2,296

Article 3	Parts of Article 2 of the investment agreement shall be revised as follows:

I. The part preceding Article 2.1 shall be revised as follows:

Noah and the Original Shareholders agree that they will, simultaneously with the execution of this Agreement, enter into the Equity Transfer and Capital Increase Agreement (the “Equity Transfer and Capital Increase Agreement”), the content of which is the same as set forth in Exhibit 1 — Documents Submitted by Yuanbo Education for Approval attached hereto, in respect of the Equity Transfer and Capital Increase hereunder pursuant to this Agreement and the Articles of Association of Yuanbo Education (“Yuanbo Education’s Articles”), and subject to the satisfaction or waiver by Noah of all conditions precedent for the Equity Transfer and Capital Increase as stipulated in Article 3 hereof, the completion of the Equity Transfer and Capital Increase hereunder shall take place in Shanghai on the third business day from the date on which all conditions precedent are satisfied or waived by Noah (the “Completion Date for the Equity Transfer and Capital Increase”, which will be scheduled on July 1, 2011, subject to the actual date of completion). If the Equity Transfer and Capital Increase are required by the local department in charge of industrial and commercial administration to be dealt with separately, the parties shall proactively coordinate with each other pursuant to this Agreement to proceed the Equity Transfer first and then the Capital Increase.

II. Article 2.1 shall be revised as follows:

Payment of the Equity Transfer Price. The parties agree that the Equity Transfer Price of RMB52.4 million required to be paid by Noah to the Original Shareholders pursuant to this Agreement and its exhibits will be settled in two installments: Noah shall pay by installments the first installment of the Equity Transfer Price, which amounts to RMB37.4 million, to the payment account designated by the Original Shareholders subject to the satisfaction of the conditions precedent for the Equity Transfer and Capital Increase as stipulated in Article 3 hereof and according to the ratio of their equity interests to be transferred and on the terms set forth below, and shall also send the evidence in connection therewith to the Original Shareholders:

(1) Noah shall pay the amount of RMB4 million within 5 business days after the execution of this Agreement.

(2) The Original Shareholders shall make an application to the department in charge of industrial and commercial administration at the place in which Yuanbo Education is incorporated in respect of the transfer of Yuanbo Education’s 67.2% Equity Interest to Noah and the Capital Increase and also obtain the return slip for accepting such application. Noah shall pay the amount of RMB20 million within 5 business days after the Original Shareholders provide it with all the documents mentioned above.

(3) Yuanbo Education shall have renewed its business license for an enterprise as a legal person and obtained the notice for approval of change issued by the department in charge of industrial and commercial administration in respect of the transfer of Yuanbo Education’s 67.2% Equity Interest to Noah and the Capital Increase. Noah shall pay the amount of RMB13.4 million within 5 business days after the Original Shareholders provide it with all the documents mentioned above. Up to this stage, Noah shall have fully settled all of the first installment of the Equity Transfer Price.

After an adjustment is made pursuant to the valuation adjustment clause in Article 2.2 hereof, Noah shall, within 10 business days after the issue of the audit report of Yuanbo Education for each of the financial years of 2012 and 2013 (as defined in Article 2.2 hereof), pay the second installment of the Equity Transfer Price (RMB15 million) to the payment account designated by the Original Shareholders according to the ratio of their equity interests to be transferred, and shall also send the evidence in connection therewith to the Original Shareholders.

III. Article 2.3 shall be revised as follows:

Payment of the Capital Increase Amount. The Original Shareholders and Yuanbo Education shall provide Noah with the original of the following documents or any copies thereof recognized by Noah to be consistent with the originals (as the case may be) prior to the Completion Date for the Equity Transfer and Capital Increase:

(1) save for the relevant documents that shall be solely issued by Noah, any documentation as required by Article 3 hereof showing that all conditions precedent for the Equity Transfer and Capital Increase should have been satisfied; and

(2) the written payment notice issued by Yuanbo Education to Noah with respect to the Capital Increase, setting out clearly the amount of the Capital Increase Amount payable under Yuanbo Education’s Articles, its payment date and the specific information of a special account designated for registered capital and capital reserve, and the specific information of an account designated for payment.

(3) Noah shall, within 10 business days after the Completion Date for the Equity Transfer and Capital Increase, credit all of its Capital Increase Amount as mentioned in Article 1.1 hereof at one go to a special account designated for registered capital and capital reserve, and shall also send the evidence in connection therewith by fax to Yuanbo Education. If, however, Noah is required by the department in charge of industrial and commercial administration to pay an additional registered capital of no less than 20% when an application for the change of registration with respect to the Capital Increase, it shall first pay the additional registered capital in such amount as legally required. Such payment shall not be restricted by paragraph (5) of Article 3 hereof but shall be subject to the satisfaction or waiver of all the other conditions precedent (other than paragraph (5)) described in Article 3 hereof.

IV. Article 2.5 shall be revised as follows:

Registration with the department in charge of industrial and commercial administration. Yuanbo Education shall, within three business days after Noah credits the Capital Increase Amount to the designated capital increase account, engage a PRC accounting firm with appropriate qualification to verify its capital and issue a capital verification report in respect thereof, and shall, within two business days after the issue of the capital verification report, complete any formalities in relation to the change of registration for the paid-in capital of RMB22.96 million after the Capital Increase with the department in charge of industrial and commercial administration.

V. Article 2.6 is revised as follows:

Within two business days from the completion date of change of registration with the department in charge of industrial and commercial administration after the payment of the first installment of the Equity Transfer Price and the change of registration for the Equity Transfer and Capital Increase (the “Completion Date for Change of Registration”, which shall ultimately be subject to the date on which the renewed business license of Yuanbo Education showing the registered capital of RMB22.96 million is issued), Yuanbo Education shall issue a certificate of capital contribution to Noah. The certificate of capital contribution shall set out the following: the name of the company, its registered capital, name of its shareholders, amount of capital contribution subscribed, equity ratio of its shareholders, payment date of capital contribution and issuing date of the certificate of capital contribution. A certificate of capital contribution shall be signed by the chairman of Yuanbo Education and affixed with its company chop. Yuanbo Education shall register its shareholders into and keep a register of members. Such register of members shall be signed by all shareholders and affixed with the company chop, and shall be kept by the board of directors. A copy of the register shall also be provided to Noah. Although the Equity Transfer Price is to be paid by installments, Noah shall own 80% equity interest of Yuanbo Education immediately after the Completion Date for Change of Registration. The certificate of capital contribution to be issued by Yuanbo Education to Noah shall state that Yuanbo Education has a registered capital of RMB22.96 million, of which Noah contributes RMB18.368 million, representing 80% of the registered capital of Yuanbo Education; Li Cao contributes RMB2.296 million, representing 10% of its registered capital; Rongda Liu contributes RMB2.296 million, representing 10% of its registered capital.

Article 4	Part of Article 3 of the Investment Agreement shall be revised as follows:

I. Item (3) of Article 3.1 shall be revised as follows:

the Original Shareholders and Yuanbo Education should successfully complete the execution of this Agreement, the Equity Transfer and Capital Increase Agreement and Yuanbo Education’s Articles as listed in Exhibit 1, and any other document required to be signed for the Equity Transfer and Capital Increase.

II. Item (4) of Article 3.1 shall be revised as follows:

the Original Shareholders and Yuanbo Education should have obtained the approval from the department in charge of industrial and commercial administration at the place in which Yuanbo Education is incorporated and completed the registration for change in respect of the change of Yuanbo Education’s registered capital to RMB14 million.

Article 5	Item (2) of Article 4.2 of the Investment Agreement shall be revised as follow:

The Original Shareholders and Yuanbo Education shall, within 5 business days after the payment by Noah of all the Capital Increase Amount, make their best effort to complete the formalities in relation to the change of registration with the department in charge of industrial and commercial administration in respect of the change of the paid-in capital of Yuanbo Education to RMB22.96 million.

Article 6	The contact details of Zhengan Chen as listed below shall be added to Article 10.1 of the Investment Agreement:

Zhengan Chen

Contact Person: Zhengan Chen

Correspondence Address: Room 102, Block 23, Qingfeng Zone, Wutong Street, Tongxiang City, Zhejiang Province

Postal Code: 314031

Telephone Number: 057388300818

Fax Number: 057382711331

Article 7	Exhibit 1 is revised as follows:

Documents Submitted by Yuanbo Education for Approval:

Yuanbo Education’s Articles

Equity Transfer and Capital Increase Agreement

Article 8	Part of Exhibit 3 shall be revised as follows:

I. Item 3 of Exhibit 3 shall be revised as follows:

The approval by, and the change of registration with, the department in charge of industrial and commercial administration for the change of Yuanbo Education’s registered capital from RMB4 million to RMB14 million shall be completed. Unless otherwise waived by Noah, this matter shall be completed by May 31, 2011.

II. Item 4 of Exhibit 3 shall be revised as follows:

The change of registration for shareholders (or investors) of Yuanbo Education with the department in charge of industrial and commercial administration shall be completed, the details of which is as follows: the shareholders of Yuanbo Education shall have changed to Li Cao (owning 45% equity interest in Yuanbo Education) and Rongda Liu (owning, through his representative for holding equity interest, 55% equity interest in Yuanbo Education). The completion of such change shall be subject to the information contained in the Notice for the Approval of Change or the File Information Retrieved by Enterprise Information Machines issued by the department in charge of industrial and commercial administration at the place at which Yuanbo Education is located. Unless otherwise waived by Noah, this matter shall be completed by May 31, 2011.

Article 9	Miscellaneous

(1) This Supplemental Agreement shall be an integral part of the Investment Agreement. Save for those parts amended by this Supplemental Agreement, other provisions of the Investment Agreement (including its exhibits) shall remain unchanged;

(2) This Supplemental Agreement shall become effective after it is signed by the Parties, their respective legal representatives, or their respective authorized representatives;

(3) This Agreement is executed in ten originals, with two to be held by Noah and eight to be held by the Original Shareholders and Yuanbo Education. All originals shall have the same legal effect.

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Noah.]

IN WITNESS WHEREOF, each of the Parties have caused their respective duly authorized representatives have executed this Supplemental Agreement in as of the date first above written.

Noah Education Technology (Shenzhen) Co., Ltd.

Authorized Representative: /s/ Jerry He

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Yuanbo Education.]

IN WITNESS WHEREOF, each of the Parties have caused their respective duly authorized representatives have executed this Supplemental Agreement in as of the date first above written.

Shanghai Yuanbo Education Information and Consulting Corporation Ltd.

Authorized Representative: /s/ Li Cao

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Zhengan Chen.]

IN WITNESS WHEREOF, each of the Parties have caused their respective duly authorized representatives have executed this Supplemental Agreement in as of the date first above written.

Zhengan Chen with ID card number: 330425194511120025

Signature: /s/ Zhengan Chen

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for the Original Shareholders.]

IN WITNESS WHEREOF, each of the Parties have caused their respective duly authorized representatives have executed this Supplemental Agreement in as of the date first above written.

Li Cao with ID card number: 33010619701120006X

Signature: /s/ Li Cao

Rongda Liu with ID card number: 02508398

Signature: /s/ Rongda Liu